UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                                            Commission File Number: 000-24617


                               Hungry Minds, Inc.
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             (Exact name of registrant as specified in its charter)


                                909 Third Avenue
                            New York, New York 10022
                                 (212) 884-5000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Class A Common Stock, par value $0.001 per share
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)    [ ]
    Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
    Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
    Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                        Rule 15d-6             [ ]
                                        Rule 12h-3(b)(3)       [ ]

           Approximate number of holders of record of the Class A Common Stock, par value $0.001 per share, as of the certification or notice date:
                                                                    ---------

           Pursuant to the requirements of the Securities Exchange Act of 1934, Hungry Minds, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 26, 2001              By: /s/ Peter W. Clifford
                                          -------------------------------------
                                          Name: Peter W. Clifford
                                          Title: Senior Vice President Finance